Global NuTech, Inc.  Announces Reverse Split
and New Trading Symbol

Huntington Beach, CA - 09/14/11 -- Global NuTech, Inc. (OTCBB: BOCLD - news) announced today that it has filed a Certificate of Amendment to its Articles of Incorporation to effect a 1-for-300 reverse split of its Common Stock, effective September 14, 2011.

On the effective date, every 300 shares of the Company's Common Stock, $0.00001 par value per share, issued and outstanding will be converted into one (1) share of Common Stock, $0.00001 par value per share; provided, however, that all post-split shares will be rounded up to whole shares and the minimum number of shares per individual stockholder will be 100 shares on a post-split basis.

As of September 14, 2011, the Company's Common Stock will continue to trade on the OTCBB on a post-split basis with a new trading symbol of “BOCLD” to indicate the completion of the reverse split.  After a 20 trading-day period following the effectiveness of the reverse, the trading symbol will revert back to “BOCL.”  The new CUSIP number for the Company's Common Stock will be 37950U204 effective as of  September 14, 2011.

The Company is also pleased to announce the election of John Magner as President, Chief Financial Officer and a Director.  Mr. Magner has an extensive business background with experience in sales development.  He replaces E. G. Marchi, who has resigned to pursue other business interests.

About Global NuTech, Inc.

Global NuTech, Inc. (OTCBB: BOCLD) provides marketing and distribution for a variety of commercial and consumer products, including the Green Rhino line of cleaning products. Additionally, our wholly owned subsidiary, NuTec Energy Corporation, is engaged in operations to maximize oil production in marginal wells as wells as drilling shallow wells in known production areas with a low risk of a dry well.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements may include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
John Magner
(714) 373-1930